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                     AMENDMENT NO. 2 TO RIGHTS AGREEMENT



           AMENDMENT, dated as of February 10, 1998 (this "Amendment"), to the Rights Agreement dated as of April 14, 1989, as amended as of January 11, 1994 (as amended, the "Rights Agreement"), between Scotsman Industries, Inc., a Delaware corporation (the "Company"), and Harris Trust & Savings Bank, an Illinois banking corporation (the "Rights Agent").

           WHEREAS, pursuant to and in compliance with Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as set forth in this Amendment.

           NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein and in the Rights Agreement, the parties hereto hereby agree as follows:

           Section 1. Section 27 of the Rights Agreement is hereby amended to substitute the following for the fourth sentence of Section 27:

      "Without limiting the foregoing, the Company may at any time prior to such time as any Person becomes an Acquiring Person amend this Agreement to lower the thresholds set forth in Section 1(a) (other than the 95% threshold set forth in clause (x) of Section 1(a)) and/or to lower the threshold set forth in Section 3(a) and/or to lower the thresholds set forth in Sections 11(a)(ii)(B) and 11(a)(iii) (other than the threshold set forth in the proviso contained in Section 11(a)(iii)), in each case, to a percentage that (subject to exceptions for specified Persons or Groups excepted from the definition of "Acquiring Person") is not less than the greater of (x) any percentage greater than the largest percentage of the outstanding shares of Common Stock then known by the Company to be beneficially owned by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, any entity holding shares of Common Stock for or pursuant to the terms of any such plan or any Person or Group otherwise excepted from the definition of "Acquiring
      Person") and (y) 10%; provided, however, that if the thresholds set forth in Sections 11(a)(ii)(B) and 11(a)(iii) (other than the threshold set forth in the proviso contained in Section 11(a)(iii)) are reduced to a percentage which is less than 20%, then the thresholds set forth in
      Section 1(a)



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      (other than the 95% threshold set forth in clause (x) of Section 1(a))
      shall also be reduced to the same percentage."

           Section 2. The form of Right Certificate attached to the Rights Agreement as Exhibit A, as amended by Amendment No. 1 to Rights Agreement dated as of January 11, 1994, is hereby further amended by adding the following phrase after the words "as amended as of January 11, 1994" which were added by such Amendment No. 1:

               "and February 10, 1998"

           Section 3. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

           Section 4. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

           Section 5. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.


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           IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.


                                     SCOTSMAN INDUSTRIES, INC.
Attest:

       Donald D. Holmes              By:    Richard C. Osborne
-----------------------------           -----------------------------
Name:  Donald D. Holmes                 Name:  Richard C. Osborne
Title: Vice President-Finance           Title: Chairman of the Board,
                                               President and CEO



                                     HARRIS TRUST & SAVINGS BANK
Attest:


   Susan M. Shadel                   By:      Ken Penn
-----------------------------           -----------------------------
Name:  Susan M. Shadel                  Name:  K. W. Penn
Title:  Assistant Vice                  Title:  Assistant Vice
          President                               President






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